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                                                                     EXHIBIT 5.1

April 2, 1998

Ursus Telecom Corporation
440 Sawgrass Corporate Parkway
Suite 112
Sunrise, Florida 33325

Re: Ursus Telecom Corporation
   Registration Statement on Form S-1 (No. 333-46197)

Gentlemen:

    We have acted as counsel to you (the "Corporation") in connection with the preparation and filing of the above-captioned Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 1,925,000 shares (the "Shares") of the Corporation's common stock, par value $.01 per share, 1,500,000 of which will be sold by the Corporation. The Shares will be sold pursuant to the terms of an underwriting agreement (the "Underwriting Agreement") to be entered into by the Corporation and Joseph Charles & Associates, Inc., the representative of the several underwriters named in the Underwriting Agreement. This opinion letter is Exhibit 5.1 to the Registration Statement.

    We have examined copies of the Amended and Restated Articles of Incorporation and the Bylaws of the Corporation, each as amended to date, the Registration Statement (including the exhibits thereto), the minutes of various meetings of the Board of Directors of the Corporation, and the originals, copies or certified copies of all such records of the Corporation, and all such agreements, certificates of public officials, certificates of officers and representatives of the Corporation or others, and such other documents, papers, statutes and authorities as we have deemed necessary to form the basis of the opinion hereinafter expressed. In such examination, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers of the Corporation and others.

    Attorneys involved in the preparation of this opinion are admitted to practice law in the State of Florida and we do not purport to be experts on, or express any opinion herein concerning, any law other than the laws of the State of Florida and the federal laws of the United States of America.
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Ursus Telecom Corporation
April 2, 1998
Page 2

    Based upon and subject to the foregoing, we are of the opinion that all of the Shares covered by the Registration Statement have been duly authorized and, when issued and purchased in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

    We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus. We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ STROOCK & STROOCK & LAVAN LLP


STROOCK & STROOCK & LAVAN LLP